ENERGY XXI GULF COAST, INC.

CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2007

ENERGY XXI GULF COAST, INC.
CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

C O N T E N T S

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Report of Independent Registered Public Accounting Firm                                                          2

Consolidated Balance Sheets                                                   3-4

Consolidated Statements of Income                                                5

Consolidated Statements of Stockholder’s Equity                                        6

Consolidated Statements of Cash Flows                                                7

Notes to Consolidated Financial Statements                                          8

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of
  Energy XXI Gulf Coast, Inc.

We have audited the accompanying consolidated balance sheets of Energy XXI Gulf Coast, Inc. (a Delaware Corporation) and subsidiaries (the “Company”) as of June 30, 2007 and 2006 and the related consolidated statements of income, stockholder’s equity and comprehensive income and cash flows for the year ended June 30, 2007 and for the period from inception (February 7, 2006) through June 30, 2006. These consolidated financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Energy XXI Gulf Coast, Inc. and subsidiaries as of June 30, 2007 and 2006, and the consolidated results of its operations and its cash flows for the year ended June 30, 2007 and for the period from inception (February 7, 2006) through June 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ UHY LLP

Houston, Texas
October 19, 2007

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ENERGY XXI GULF COAST, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, except share information)

	June 30,
	2007	2006
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$15,265	$4,144
Receivables:
Oil and natural gas sales	55,763	19,325
Joint interest billings	14,377	11,173
Acquisition	-	14,070
Insurance and other	935	39,801
Prepaid expenses and other current assets	17,678	9,131
Royalty deposit	2,175	2,175
Derivative financial instruments	17,131	7,752
TOTAL CURRENT ASSETS	123,324	107,571

Oil and gas properties – full cost method of accounting, net of accumulated depreciation, depletion, and amortization	1,491,685	447,852

Escrow deposit and acquisition costs	-	10,025

Derivative financial instruments	616	5,856

Deferred income taxes	355	1,780

Debt issuance costs, net of accumulated amortization	20,986	3,678

TOTAL ASSETS	$1,636,966	$576,762

        See accompanying notes to consolidated financial statements.

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ENERGY XXI GULF COAST, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(In Thousands, except share information)

	June 30,
	2007	2006
LIABILITIES AND STOCKHOLDER’S EQUITY

CURRENT LIABILITIES
Accounts payable	$79,559	$22,641
Advances from joint interest partners	2,026	6,211
Undistributed oil and natural gas proceeds	-	5,617
Affiliates’ payable	-	13,982
Accrued liabilities	24,891	5,693
Income and franchise taxes payable	48	913
Deferred income taxes	-	143
Derivative financial instruments	1,480	948
Current maturities of long-term debt	5,369	9,584
TOTAL CURRENT LIABILITIES	113,373	65,732

Long-term debt, less current maturities	1,045,090	199,644

Deferred income taxes	14,869	-

Asset retirement obligations	63,364	37,844

Derivative financial instruments	4,573	590

TOTAL LIABILITIES	1,241,269	303,810

COMMITMENTS AND CONTINGENCIES (NOTE 10)

STOCKHOLDER’S EQUITY
Common stock, $0.01 par value, 1,000,000 shares
authorized and 100,000 issued and outstanding
at June 30, 2007 and 2006	1	1
Additional paid-in capital	362,562	274,492
Retained earnings	30,370	3,011
Accumulated other comprehensive income (loss), net of tax	2,764	(4,552)
TOTAL STOCKHOLDER’S EQUITY	395,697	272,952

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$1,636,966	$576,762

        See accompanying notes to consolidated financial statements.

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ENERGY XXI GULF COAST, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands)

	Year Ended June 30, 2007	Period from Inception February 7,
		2006 Through June 30, 2006

REVENUES
Oil sales	$193,749	$ 29,056
Natural gas sales	147,535	18,056
TOTAL REVENUES	341,284	47,112

COSTS AND EXPENSES
Lease operating expense	68,985	9,902
Production taxes	3,595	84
Depreciation, depletion and amortization	144,961	20,225
Accretion of asset retirement obligation	3,991	738
General and administrative expense	21,594	3,485
Loss (gain) on derivative financial instruments	(2,937)	68
TOTAL COSTS AND EXPENSES	240,189	34,502

OPERATING INCOME	101,095	12,610

OTHER INCOME (EXPENSE)
Interest income	1,521	55
Interest expense	(60,303)	(7,927)
TOTAL OTHER INCOME (EXPENSE)	(58,782)	(7,872)

INCOME BEFORE INCOME TAXES	42,313	4,738

PROVISION FOR INCOME TAXES	14,954	1,727

NET INCOME	$27,359	$ 3,011

        See accompanying notes to consolidated financial statements.

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ENERGY XXI GULF COAST, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY
(In Thousands, except share information)

					Accumulated
			Additional		Other	Total
		Common	Paid-in	Retained	Comprehensive	Stockholder’s
	Shares	Stock	Capital	Earnings	Income (Loss)	Equity

Inception, February 7, 2006	-	$-	$-	$-	$-	$-
Issuance of common stock	100,000	1	274,492			274,493
Comprehensive income:
Net income				3,011		3,011
Unrealized loss on
derivative financial instruments, net of tax	-	-	-	-	(4552)	(4,552)
Total comprehensive loss						(1,541)

Balance, June 30, 2006	100,000	1	274,492	3,011	(4,552)	272,952

Contributions from parent			88,070			88,070
Comprehensive income:
Net income				27,359		27,359
Unrealized gain on derivative financial instruments, net of tax					7,316	7,316
Total comprehensive income						34,675

Balance, June 30, 2007	100,000	$1	$362,562	$30,370	$2,764	$395,697

        See accompanying notes to consolidated financial statements.

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ENERGY XXI GULF COAST, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(In Thousands)

	Year Ended June 30, 2007	Period from Inception February 7, 2006 Through June 30, 2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$27,359	$3,011
Adjustments to reconcile net income to net cash provided by
operating activities:
Deferred income tax expense	12,211	814
Change in derivative financial instruments	11,759	1,153
Accretion of asset retirement obligations	3,991	738
Depletion, depreciation, and amortization	144,961	20,225
Amortization of debt issuance costs	7,045	306
Changes in operating assets and liabilities:
Accounts receivables	9,155	(26,912)
Prepaid expenses and other current assets	(8,547)	(5,746)
Accounts payable and other liabilities	57,499	12,863
Affiliates’ payable	(13,982)	2,283
NET CASH PROVIDED BY OPERATING ACTIVITIES	251,451	8,735

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition	(717,618)	(448,374)
Capital expenditures	(429,334)	(17,402)
Purchase of derivative instruments	-	(3,168)
Escrow deposit and acquisition costs	-	(10,025)
Other-net	2,035
NET CASH USED IN INVESTING ACTIVITIES	(1,144,917)	(478,969)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of common stock	-	274,493
Proceeds from Inter-company Loan	-	14,150
Payment on Inter-company Loan	-	(14,150)
Proceeds from long-term debt	1,199,444	117,500
Contributions from parent	88,070	-
Payments on long-term debt	(349,780)	75,000
Advances from affiliates	-	11,699
Debt issuance costs	(24,353)	(3,984)
Payments on put financing	(8,794)	(330)
NET CASH PROVIDED BY FINANCING ACTIVITIES	904,587	474,378

NET INCREASE IN CASH AND CASH EQUIVALENTS	11,121	4,144

CASH AND CASH EQUIVALENTS, beginning of period	4,144	-

CASH AND CASH EQUIVALENTS, end of period	$15,265	$4,144

        See accompanying notes to consolidated financial statements.

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NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operation:  Energy XXI Gulf Coast, Inc. (“Energy XXI”), a Delaware corporation, was incorporated on February 7, 2006 and is a wholly-owned subsidiary of Energy XXI USA, Inc. (its “Parent”).  Energy XXI (together, with its wholly owned subsidiaries, the “Company”), is an independent oil and natural gas company, headquartered in Houston, Texas.  We are engaged in the acquisition, exploration, development and operation of oil and natural gas properties onshore in Louisiana and Texas and offshore in the Gulf of Mexico.

Principles of Consolidation and Reporting:  Our consolidated financial statements include the accounts of Energy XXI and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation. The consolidated financial statements for the previous period include certain reclassifications that were made to conform to current presentation. Such reclassifications have no impact on previously reported net income or stockholders’ equity.

Revenue Recognition:  We recognize oil and natural gas revenue under the entitlement method of accounting. Under the entitlement method, revenue is recorded when title passes based on our net interest. We record our entitled share of revenues based on entitled volumes and contracted sales prices.

Use of Estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates of proved reserves are key components of our depletion rate for our proved oil and natural gas properties and the full cost ceiling test limitation. Accordingly, our accounting estimates require exercise of judgment. While we believe that the estimates and assumptions used in preparation of the consolidated financial statements are appropriate, actual results could differ from those estimates.

Cash and Cash Equivalents:  We consider all highly liquid investments, with maturities of 90 days or less when purchased, to be cash and cash equivalents.

Allowance for Doubtful Accounts:  We establish provisions for losses on accounts receivables if it is determined that collection of all or a part of an outstanding balance is not probable. Collectibility is reviewed regularly and an allowance is established or adjusted, as necessary, using the specific identification method. As of June 30, 2007 and 2006, no allowance for doubtful accounts was necessary.

General and Administrative Expense:  Under the full cost method of accounting, a portion of our general and administrative expense that is directly identified with our acquisition, exploration and development activities is capitalized as part of oil and natural gas properties. These capitalized costs include salaries, employee benefits, costs of consulting services, and other direct costs incurred to directly support those employees that are directly involved in acquisition, exploration and development activities. The capitalized costs do not include costs related to production operations, general corporate overhead or similar activities. Our capitalized general and administrative expense directly related to our acquisition, exploration and development activities for the year ended June 30, 2007 and for the period from inception (February 7, 2006) through June 30, 2006 was $7.7 million and $1.9 million, respectively.

Oil and Gas Properties:  We use the full cost method of accounting for exploration and development activities as defined by the Securities and Exchange Commission, (“SEC”). Under this method of accounting, the costs of unsuccessful, as well as successful, exploration and development activities are capitalized as properties and equipment. This includes any internal costs that are directly related to property acquisition, exploration and development activities but does not include any costs related to production, general corporate overhead or similar activities. Gain or loss on the sale or other disposition of oil and gas properties is not recognized, unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves.

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NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Acquisition costs are allocated between proved and unproved properties based on their relative fair value. Determination of fair value includes estimates of discounted future net revenues related to proved and probable reserves.

Oil and natural gas properties include costs that are excluded from costs being depleted or amortized. Oil and natural gas property costs excluded represent investments in unproved properties and include non-producing leasehold, geological and geophysical costs associated with leasehold or drilling interests and exploration drilling costs. We exclude these costs until the project is evaluated and proved reserves are established or impairment is determined. Excluded costs are reviewed at least quarterly to determine if impairment has occurred. The amount of any evaluated or impaired oil and natural gas properties is transferred to capitalized costs being amortized.

Depreciation, Depletion and Amortization:  The depreciable base for oil and natural gas properties includes the sum of all capitalized costs net of accumulated depreciation, depletion and amortization (“DD&A”), estimated future development costs and asset retirement costs not included in oil and natural gas properties, less costs excluded from amortization. The depreciable base of oil and natural gas properties is amortized using the unit-of-production method.

Ceiling Test:  Under the full cost method of accounting, we are required to periodically perform a “ceiling test” which determines a limit on the book value of our oil and gas properties. If the net capitalized cost of proved oil and gas properties, net of related deferred income taxes, plus the cost of unproved oil and gas properties, exceeds the present value of estimated future net cash flows discounted at 10 percent, net of related tax effects, plus the cost of unproved oil and gas properties, the excess is charged to expense and reflected as additional accumulated DD&A. Future net cash flows are based on period-end commodity prices and exclude future cash outflows related to estimated abandonment costs. We did not have a ceiling test impairment during year/period ended June 30, 2007 or 2006.

Capitalized Interest:  Interest is capitalized as part of the cost of acquiring assets. Oil and natural gas investments in significant unproved properties and major development projects, on which DD&A expense is not currently recorded and on which exploration or development activities are in progress, qualify for capitalization of interest. Capitalized interest is calculated by multiplying our weighted-average interest rate on debt by the amount of qualifying costs. Capitalized interest cannot exceed gross interest expense. As oil and natural gas costs excluded are transferred to the depreciable base, the associated capitalized interest is also transferred. For the period from inception (February 7, 2006) to June 30, 2006 and for the year ended June 30, 2007, we have not capitalized any interest expense.

Asset Retirement Obligations:  Our investment in oil and gas properties includes an estimate of the future cost associated with dismantlement, abandonment and restoration of our properties. These costs are recorded as provided in SFAS No. 143, Accounting for Asset Retirement Obligations. The present value of the future costs are added to the capitalized cost of our oil and gas properties and recorded as a long-term or current liability. The capitalized cost is included in oil and gas properties cost that are depleted over the life of the assets. The estimation of future costs associated with dismantlement, abandonment and restoration requires the use of estimated costs in future periods that, in some cases, will not be incurred until a substantial number of years in the future. Such cost estimates could be subject to significant revisions in subsequent years due to changes in regulatory requirements, technological advances and other factors which may be difficult to predict.

Debt Issuance Costs:  Costs incurred in connection with the issuance of long-term debt are capitalized and amortized to interest expense over the scheduled maturity of the debt utilizing the interest method.

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NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Derivative Instruments:  We utilize derivative instruments in the form of natural gas and crude oil put, swap and collar arrangements and combinations of these instruments in order to manage the price risk associated with future crude oil and natural gas production. Such derivatives are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. Gains or losses resulting from transactions designated as cash flow hedges are recorded at market value and are deferred and recorded, net of related tax impact, in Accumulated Other Comprehensive Income (“AOCI”) as appropriate, until recognized as operating income in our consolidated statement of income as the physical production hedged by the contracts is delivered. Instruments not qualifying for hedge accounting treatment are recorded in the balance sheet and changes in fair value are recognized in earnings.

The net cash flows related to any recognized gains or losses associated with cash flow hedges are reported as oil and gas revenue and presented in cash flow from operations. If a hedge is terminated prior to expected maturity, gains or losses are deferred and included in income in the same period as the physical production hedged by the contract is delivered.

Income Taxes:  We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Provisions for income taxes include deferred taxes resulting primarily from temporary differences due to different reporting methods for oil and natural gas properties for financial reporting purposes and income tax purposes. For financial reporting purposes, all exploratory and development expenditures are capitalized and depreciated, depleted and amortized on the unit-of-production method. For income tax purposes, only the equipment and leasehold costs relative to successful wells are capitalized and recovered through depreciation or depletion. Generally, most other exploratory and development costs are charged to expense as incurred; however, we may use certain provisions of the Internal Revenue Code which allow capitalization of intangible drilling costs where management deems appropriate. Other financial and income tax reporting differences occur as a result of statutory depletion.

When recording income tax expense, certain estimates are required to be made by management due to timing and to the impact of future events on when income tax expenses and benefits are recognized by us. We may have to periodically evaluate any tax operating loss and other carryforwards to determine whether a gross tax asset, as well as a valuation allowance, should be recognized in our consolidated financial statements.

New Accounting Standards:  We disclose the existence and effect of accounting standards issued but not yet adopted by us with respect to accounting standards that may have an impact on us when adopted in the future.

Accounting for Uncertainty in Income Taxes:  In June 2006, the FASB issued Interpretation No. 48 (“FIN 48”) Accounting for Uncertainty in Income Taxes which is an interpretation of SFAS No. 109 Accounting for Income Taxes. This Interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS 109. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. We believe that FIN 48 may have an impact on our financial statements when there is uncertainty regarding a certain tax position taken or to be taken. In such a situation, the provisions of FIN 48 will be utilized to evaluate measure and record the tax position, as appropriate. We will adopt the provisions of FIN 48 effective July 1, 2007 and are currently evaluating the impact of FIN 48.

Accounting for Fair Value Measurements:  In September 2006, the FASB issued SFAS No. 157 Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The provisions of SFAS No. 157 will be applied prospectively as of the beginning of the fiscal year in which it is initially applied except for, among other items, a financial instrument that was measured at fair value at initial recognition under Statement 133 using the transaction price in accordance with the guidance in footnote 3 of Issue 02-3 prior to initial application of SFAS No. 157. We are currently evaluating the impact of SFAS No. 157 and whether to early adopt its provisions.

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NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Quantifying Misstatements:  In September 2006, the SEC staff issued SEC Staff Accounting Bulletin (“SAB”) Topic 1N Financial Statements — Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 addresses how a registrant should quantify the effect of an error on the financial statements. The SEC staff concludes in SAB 108 that a dual approach should be used to compute the amount of a misstatement. Specifically, the amount should be computed using both the “rollover” (current year income statement perspective) and “iron curtain” (year-end balance sheet perspective) methods. SAB 108 also permits public companies to report the cumulative effect of the new policy as an adjustment to opening retained earnings, whereas under SFAS No. 154, Accounting Changes and Error Corrections, changes in accounting policy generally are accounted for using retrospective application. SAB 108 will not have a material impact on our consolidated financial statements.

Accounting for Registration Payment Arrangements:  In December 2006, the FASB issued FASB Staff Position (“FSP”) EITF 00-19-2, Accounting for Registration Payment Arrangements. This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. This FSP further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable GAAP without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. This FSP amends various authoritative literature notably SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, and SFAS Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.

This FSP is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to December 21, 2006. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to December 21, 2006, the guidance in the FSP is effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. This FSP has no impact on our consolidated financial statements for the period from inception (July 25, 2005) to June 36, 2006 or for the year ended June 30, 2007.

Accounting for the Fair Value Option for Financial Assets and Financial Liabilities:  In February 2007, the FASB issued SFAS No. 159 The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits companies to choose to measure certain financial instruments and certain other items at fair value. SFAS No. 159 requires that we report unrealized gains and losses on items for which we elect the fair value option in earnings. We are required to adopt the provisions of SFAS No. 159 beginning with our first fiscal quarter in fiscal 2009, although the FASB permits earlier adoption. We are currently evaluating the impact of SFAS No. 159 and whether to early adopt its provisions.

NOTE 2 - ACQUISITIONS

Pogo

On April 24, 2007, we announced that we had conditionally agreed to purchase certain oil and natural gas properties in the Gulf of Mexico (the “Pogo Properties”) from Pogo Producing Company (the “Pogo Acquisition.”) The Pogo Acquisition included working interests in 28 oil and gas fields.

On June 8, 2007, we closed the purchase of these properties for $409.8 million net of approximately $7.8 million in preference rights that were exercised and the assumption of $1.8 million of non current liabilities.

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NOTE 2 - ACQUISITIONS (Continued)

Subsequent to closing it was determined that the preference rights related to the South Pass 49 pipeline would not be exercised so we paid an additional $3 million to Pogo which was accrued at June 30, 2007. We are still waiting on the final settlement statement for the properties operation for the period from the effective date (April 1, 2007) to the closing date. The allocation between evaluated properties and unevaluated properties is preliminary.

The following table presents the allocation of the acquisition cost to the assets acquired and liabilities assumed, based on their fair values on June 8, 2007 ( in thousands ):

Oil and natural gas properties	$449,223
Asset retirement obligations	(32,244)
Other non current liabilities	(1,842)
Cash paid, including acquisition costs of $461	$415,137

Castex

On June 7, 2006, we entered into a definitive agreement with a number of sellers (the “Sellers”) to acquire certain oil and natural gas properties in Louisiana (the “Castex Acquisition”). We made a $10 million earnest money deposit and put in place certain commodity hedges in anticipation of closing. The properties comprise interests in approximately 21 fields and approximately 76,000 net acres.

We closed the Castex Acquisition on July 28, 2006 and at the same time entered into a 50/50 exploration agreement with two of the Sellers for 24 months covering an area of mutual interest in south Louisiana (the “Exploration Agreement”). In addition, we entered into a joint development agreement with one of the Sellers that includes the area around Lake Salvador in Louisiana (the “Joint Development Agreement”). Our cash cost of the acquisition was approximately $311.2 million for the reserves and we agreed to provide up to a $31 million carried interest in future wells to be drilled, which has all been funded as of June 30, 2007.

If production from one of the properties acquired exceeds 34 BCFE, a level above the proved reserves we assumed in the acquisition, a production payment of up to 3 BCFE of future production will also be payable to the Sellers beginning in January 2009. We are still waiting for the final settlement statement from Castex related to the operations from the effective date (June 1, 2006) to close.

Lake Salvador Joint Development Agreement:  The Joint Development Agreement covers an area of mutual interest (“Lake Salvador AMI”) consisting of approximately 1,680 square miles south of New Orleans, Louisiana. The acreage within the Lake Salvador AMI includes leased, unleased and optioned tracts. We and the Seller party to the Exploration Agreement each have the optional right to participate for a 50 percent interest in acquisitions made by the other party including (1) producing property acquisitions, (2) leases acquired by the exercise of an option to purchase, (3) newly purchased leases or (4) other interest acquired by purchase, farm-in, or otherwise (each an “Acquisition”).

If a party elects to participate in an Acquisition, a model form operating agreement will be executed. The form operating agreement provides for a forfeiture non-participation penalty such that failure to participate in the drilling of an exploratory well results in forfeiture of all rights within the identified prospect area associated with such well. Participation in an Acquisition made within the Lake Salvador AMI is optional. We acquired rights to approximately 1,000 square miles of 3D seismic data within the Lake Salvador AMI and have the commitment to bear 50 percent of an estimated $11 million seismic acquisition cost. As of June 30, 2007, approximately $2.3 million in committed seismic costs remained as an obligation to us.

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NOTE 2 - ACQUISITIONS (Continued)

Exploration Agreement: The Exploration Agreement covers an area of mutual interest (“Exploration AMI”) consisting of approximately 1.5 million acres in southeast Louisiana. The acreage within the Exploration AMI includes leased, unleased, optioned tracts and properties held by production. The producing properties we acquired from the Sellers in the Castex Acquisition are excluded from the provisions of the Exploration AMI. We and the two Sellers party to the Exploration Agreement each have the optional right to participate for a 50 percent interest in Acquisitions made by the other parties. The Exploration AMI is situated adjacent to and west and south of the Lake Salvador AMI.

If a party elects to participate in an Acquisition, a model form operating agreement will be executed. The form operating agreement provides for a forfeiture non-participation penalty of all rights within the identified prospect area (not to exceed 2000 acres) such that failure to participate in the drilling of an exploratory well results in forfeiture of all rights within the identified prospect associated with such well. Participation in an acquisition made within the Exploration AMI and associated wells is optional.

The following table presents the allocation of the acquisition cost to the assets acquired and liabilities assumed, based on their fair values on July 28, 2006 ( in thousands ):

Oil and natural gas properties	$318,024
Asset retirement obligations	(5,518)
Cash paid, including acquisition costs of $1,362	$312,506

Total cash consideration of $311.2 million included a $10 million deposit and $25,000 of acquisition costs paid in June 2006.

Pogo and Castex Pro Forma Information (Unaudited)

The following summarized unaudited pro forma financial information for the year ended June 30, 2007 assumes that the Pogo and Castex Acquisitions had occurred on July 1, 2006. These unaudited pro forma financial results have been prepared for comparative purposes only and may not be indicative of the results that would have occurred if we had completed the acquisitions as of July 1, 2006 or the results that will be attained in the future (in thousands).

Year Ended June 30, 2007

Revenues	$471,265
Operating Income	94,453
Net Loss	(1,135)

Marlin

On February 21, 2006, we entered into a definitive agreement with Marlin Energy, L.L.C. (“Marlin”) to acquire 100 percent of the membership interests in Marlin Energy Offshore, L.L.C. and Marlin Texas GP, L.L.C. and the limited partnership interests in Marlin Texas, L.P. (collectively, the “Oil and Gas Assets”) for total cash consideration of approximately $448.4 million, including acquisition costs of $1.6 million. Total cash consideration included an initial purchase price payment of $421 million, working capital payments of $9.8 million, and purchase price adjustments from the contractual effective date of the transaction (January 1, 2006) through the closing date (April 4, 2006) of $16 million. The Oil and Gas Assets represent interests in oil and natural gas production properties and undeveloped acreage in approximately 34 onshore and offshore fields.

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NOTE 2 - ACQUISITIONS (Continued)

The following table presents the allocation of the acquisition cost to the assets acquired and liabilities assumed, based on their fair values on April 4, 2006 ( in thousands ):

Net working capital	$358
Insurance receivable	26,614
Acquisition receivable due from Marlin	14,070
Oil and natural gas properties	443,927
Asset retirement obligations	(36,595)
Cash paid, including acquisition costs of $1,607	$448,374

Marlin Pro Forma Information (Unaudited)

The following summarized unaudited pro forma financial information for the period from inception (February 7, 2006) through June 30, 2006 assumes that the Marlin Acquisition had occurred on July 1, 2005.  These unaudited pro forma financial results have been prepared for comparative purposes only and may not be indicative of the results that would have occurred if we had completed the acquisition as of July 1, 2005 or the results that will be attained in the future (in thousands).

Year Ended June 30, 2007

Revenues	$157,110
Operating Income	34,810
Net Loss	(1,257)

NOTE 3 - OIL AND GAS PROPERTIES

Oil and gas properties consist of the following (in thousands):

	June 30,
	2007	2006
Oil and gas properties
Proved properties	$1,412,890	$417,237
Less: Accumulated depreciation, depletion and amortization	165,186	20,225
Proved properties – net	1,247,704	397,012
Unproved properties	243,981	50,840
Oil and gas properties – net	$1,491,685	$447,852

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NOTE 4 - LONG-TERM DEBT

Long-term debt consists of the following (in thousands):

	June 30,
	2007	2006
First lien revolver	$292,024	$117,500
Second lien facility	—	75,000
High yield facility	750,000	—
Put premium financing	8,435	16,728
Total debt	1,050,459	209,228
Less current maturities	5,369	9,584
Total long-term debt	$1,045,090	$199,644

Maturities of long-term debt as of June 30, 2007 are as follows (in thousands):

Year Ending June 30,
2008	$5,369
2009	3,066
2010	—
2011	292,024
2012	—
Thereafter	750,000
Total	$1,050,459

First Lien Revolver

Our first lien revolver was amended and restated on June 8, 2007. This facility was entered into by our subsidiary, Energy XXI Gulf Coast, Inc., and is guaranteed by us. This facility has a face value of $700 million and matures on June 8, 2011. The credit facility bears interest based on the borrowing base usage, at the applicable London Interbank Offered Rate, plus applicable margins ranging from 1.50 percent to 2.25 percent or an alternate base rate, based on the federal funds effective rate plus applicable margins ranging from 0.50 percent to 1.25 percent. However, if an additional equity contribution in an amount of at least $50 million is made by us to Energy XXI Gulf Coast, Inc., all of the margins above will be subject to a 0.25 percent reduction. The credit facility is secured by mortgages on at least 85 percent of the value of our proved reserves. Our initial borrowing base under the facility was $425 million, of which approximately $292.0 million was borrowed as of June 30, 2007.

Our first lien revolving credit facility requires us to maintain certain financial covenants. Specifically, we may not permit our total leverage ratio to be more than 3.5 to 1.0 (3.75 to 1.0 for the quarter ending June 30, 2007), our interest rate coverage ratio to be less than 3.0 to 1.0, or our current ratio (in each case as defined in our first lien revolving credit facility) to be less than 1.0 to 1.0, in each case, as of the end of each fiscal quarter. In addition, we are subject to various covenants including those limiting dividends and other payments, making certain investments, margin, consolidating, modifying certain agreements, transactions with affiliates, the incurrence of debt, changes in control, asset sales, liens on properties, sale leaseback transactions, entering into certain leases, the allowance of gas imbalances, take or pay or other prepayments, entering into certain hedging agreements, as well as a covenant to maintain John D. Schiller, Jr., Steven A. Weyel and David West Griffin in their current executive positions, subject to certain exceptions in the event of death or disability to one of these individuals.

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NOTE 4 - LONG-TERM DEBT (Continued)

The first lien revolving credit facility also contains customary events of default, including, but not limited to non-payment of principal when due, non-payment of interest or fees and other amounts after a grace period, failure of any representation or warranty to be true in all material respects when made or deemed made, defaults under other debt instruments (including the indenture governing the notes), commencement of a bankruptcy or similar proceeding by or on behalf of us or a guarantor, judgments against us or a guarantor, the institution by us to terminate a pension plan or other ERISA events, any change in control, loss of liens, failure to meet financial ratios, and violations of other covenants subject, in certain cases, to a grace period.

Second Lien Facility

To support financing of the Castex Acquisition, the Company utilized the $85.6 million in cash realized from the reduced price warrant solicitation combined with amendments of existing credit facilities by $340 million. The second lien facility, led by BNP Paribas, increased from $75 million to $300 million with a further extension to $325 million available depending upon demand during syndication. At closing of the Castex Acquisition, the Company had $300 million of the second lien facility drawn. Borrowings under the second lien facility bear interest at either: 1) a base rate of interest established by the administrative agent in New York and the federal funds rate in effect plus .5% (the “Base Rate”) plus 400 basis points; or 2) as LIBOR plus 550 basis points (the “LIBOR Rate”), at the Company’s option on conversion dates.

The syndication of the second lien facility was oversubscribed and on September 1, 2006, the second lien facility was increased to $325 million. A portion of the extension was used to reduce outstanding indebtedness under the first lien revolver. The second lien facility had a maturity of April 10, 2010. The second lien facility was repaid in full in June 2007. The pay-off payment of $328.3 million included $3.3 million in prepayment penalties. During the year ended June 30, 2007, we also wrote-off $6.0 million in deferred debt issuance costs as a result refinancing and repayment of the second lien facility.

High Yield Facility

On June 8, 2007 our subsidiary, Energy XXI Gulf Coast, Inc., completed a $750 million offering of 10 percent Senior Notes due 2013. The notes are guaranteed by us and each of Energy XXI Gulf Coast, Inc.’s existing and future material domestic subsidiaries. We have the right to redeem the notes under various circumstances and will be required to make an offer to repurchase the notes upon a change of control and from the net proceeds of asset sales under specified circumstances. A portion of the proceeds from the High Yield Facility were used to payoff our second lien facility and fund the Pogo acquisition.

Put Premium Financing

We finance puts that we purchase with our hedge providers. Substantially all of our hedges are done with members of our bank groups. Put financing is accounted for as debt and this indebtedness is pari pasu with borrowings under the first lien revolving credit facility. The hedge financing is structured to mature when the put settles so that we realize the value net of hedge financing. As of June 30, 2007 and 2006, our hedge financing totaled $8.4 million and $16.7 million, respectively.

Interest Expense

Total interest expense for the year ended June 30, 2007, of $60.3 million, consists of $7.0 million amortization and write-off of debt issuance costs, interest expense of $48.1 million associated with the first lien revolver, second lien facility and the high yield facility, $3.3 million in prepayment penalties and $1.9 million associated with the put premium financing and other. Interest expense for the period ended June 30, 2006 consisted of $7.7 million related to the first and second lien facilities and $0.2 million associated with the put premium financing.

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NOTE 5 - ASSET RETIREMENT OBLIGATIONS

The following table describes the changes to our asset retirement obligations (“ARO”) (in thousands):

	Year Ended June 30, 2007	Period from Inception February 7, 2006 Through June 30, 2006
Balance at beginning of year/period	$37,844	$—
Liabilities acquired	37,762	36,595
Liabilities incurred	2,278	511
Liabilities settled	(17,770)	—
Revisions in estimated cash flows	11,724	—
Accretion expense	3,991	738
Total balance at end of year/period	75,829	37,844
Less current portion	12,465	—
Long-term balance at end of year/period	$63,364	$37,844

NOTE 6 - DERIVATIVE FINANCIAL INSTRUMENTS

We enter into hedging transactions with major financial institutions to reduce exposure to fluctuations in the price of crude oil and natural gas. We use financially settled crude oil and natural gas puts, swaps, zero-cost collars and three-way collars. Any gains or losses resulting from the change in fair value from hedging transactions that are determined to be ineffective are recorded as a component of operating income, whereas gains and losses from the settlement of hedging contracts are recorded in crude oil and natural gas revenue.

With a financially settled purchased put, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the hedged price of the transaction. With a swap, the counterparty is required to make a payment to us if the settlement price for a settlement period is below the hedged price for the transaction, and we are required to make a payment to the counterparty if the settlement price for any settlement period is above the hedged price for the transaction. With a zero-cost collar, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the floor price of the collar, and we are required to make a payment to the counterparty if the settlement price for any settlement period is above the cap price for the collar. A three-way collar is a combination of options, a sold call, a purchased put and a sold put. The sold call establishes a maximum price we will receive for the volumes under contract. The purchased put establishes a minimum price unless the market price falls below the sold put, at which point the minimum price would be the reference price (i.e., NYMEX) plus the difference between the purchased put and the sold put strike price.

The energy markets have historically been very volatile, and there can be no assurances that crude oil and natural gas prices will not be subject to wide fluctuations in the future. While the use of hedging arrangements limits the downside risk of adverse price movements, it also limits future gains from favorable movements.

Cash settlements, net of the amortization of purchased put premiums on effective cash flow hedges for the year ended June 30, 2007 resulted in an increase in crude oil and natural gas sales in the amount of $32.4 million. For the year ended June 30, 2007, we recognized a loss of approximately $0.7 million related to the net price ineffectiveness of our hedged crude oil and natural gas contracts and a realized gain of approximately $3.3 million and an unrealized gain of approximately $0.3 million, respectively, on derivative financial transactions that did not qualify for hedge accounting.

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NOTE 6 - DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

Cash settlements, net of the amortization of purchased put premiums on effective cash flow hedges for the period from inception (February 7, 2006) through June 30, 2006 resulted in an increase in oil and natural gas sales in the amount of $1.4 million. During the period from inception (February 7, 2006) through June 30, 2006, we recognized income of $119,736 related to the net price ineffectiveness of our hedged crude oil and natural gas contracts. Cash settlements on derivative contracts not designated as hedges resulted in a loss of $187,300 for the period from inception (February 7, 2006) through June 30, 2006.

As of June 30, 2007, we had the following contracts outstanding:

	Crude Oil			Natural Gas			Total Fair
	Volume	Contract	Fair Value	Volume	Contract	Fair Value	Value
Period	(MBbls)	Price	Gain (Loss)	(MMBtus)	Price	Gain (Loss)	Gain (Loss)(2)
			(In thousands)			(In thousands)
Puts (1)
July 1, 2007-June 30, 2008	141	$60.00	$(278)	7,380	$8.00	$367	$8
July 1, 2008-June 30, 2009	53	60.00	(47)	2,680	8.00	(206)	(253)
			(325)			161	(164)
Swaps
July 1, 2007-June 30, 2008	1,029	$75.19	2,251	7,838	$9.30	6,491	8,742
July 1, 2008-June 30, 2009	983	69.44	(1,820)	5,820	8.71	666	(1,154)
July 1, 2009-June 30, 2010	829	69.62	(1,162)	1,960	8.52	140	(1,023)
July 1, 2010-June 30, 2011	340	69.64	(276)				(276)
			(1,007)			7.296	6,289
Collars
July 1, 2007-June 30, 2008	278	$60/78	(307)	1,010	$8.00/11.10	546	239
July 1, 2007-June 30, 2008	250	65/77.10	(76)	470	8.50/10.40	293	217
July 1, 2007-June 30, 2008				470	8.50/10.45	296	296
July 1, 2008-June 30, 2009	106	60/78	(213)	430	8.00/11.10	142	(71)
July 1, 2008-June 30, 2009				160	8.50/10.40	67	67
July 1, 2008-June 30, 2009				160	8.50/10.45	68	68
			(597)			1,412	815
Three-Way Collars
July 1, 2007-June 30, 2008	417	$45/55/61.60	(2,743)	1,020	$6/8/10	288	(2,455)
July 1, 2007-June 30, 2008	267	55/65/72.90	(534)	420	6/8.50/9.80	81	(453)
July 1, 2007-June 30, 2008	72	50/65/82	(11)				(11)
July 1, 2008-June 30, 2009	223	55/65/72.90	(721)	2,000	6/8/10	(240)	(960)
July 1, 2008-June 30, 2009	144	50/65/82	(101)	720	6/8.50/9.80	36	(65)
July 1, 2009-June 30, 2010	144	50/65/82	(107)	1,200	6/8/10	(24)	(131)
July 1, 2009-June 30, 2010	23	55/65/72.90	(75)	720	6/8.50/9.80	52	(23)
July 1, 2010-June 30, 2011	72	50/65/82	(47)	360	6/8.50/9.80	55	8
			(4,338)			248	(4,090)
Net unrealized gain (loss) on derivatives			$(6,267)			$9,117	$2,850

(1)	Included in natural gas puts are 6,810 MMBtus and 2,450 MMBtus of $6 to $8 put spreads for the years ended June 30, 2008 and 2009, respectively.

(2)	The gain (loss) on derivative contracts is net of applicable income taxes.

We have reviewed the financial strength of our hedge counterparties and believe the credit risk to be minimal. At June 30, 2007, we had no deposits for collateral with our counterparties.

On June 26, 2006, we entered into an interest rate costless collar to mitigate the risk of loss due to changes in interest rates. The dollar amount hedged was $75 million with the interest rate collar being 5.45 percent to 5.75 percent. At June 30, 2007, we had deferred $341,051, net of tax benefit, in losses in OCI related to this instrument.

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NOTE 6 - DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

The following table reconciles the changes in accumulated other comprehensive income (loss) (in thousands):

	Year Ended June 30, 2007	Period from Inception February 7, 2006 Through June 30, 2006
Balance at beginning of year/period	$(4,552)	$—
Hedging activities, net of tax:
Change in fair value of crude oil and natural gas hedging positions	7,783	(4,678)
Change in fair value of interest rate hedging position	(467)	126
Balance at end of year/period	$2,764	$(4,552)

NOTE 7 - SUPPLEMENTAL CASH FLOW INFORMATION

The following represents our supplemental cash flow information (in thousands):

	Year Ended June 30, 2007	Period from Inception February 7, 2006 Through June 30, 2006
Cash paid for interest	$48,630	$4,760
Cash paid for income taxes	2,400	—

The following represents our non-cash investing and financing activities (in thousands):

	Year Ended June 30, 2007	Period from Inception February 7, 2006 Through June 30, 2006
Put premiums acquired through financing	$—	$16,958
Additions to property and equipment by recognizing accounts payables	50,866	5,986
Additions to property and equipment by recognizing asset retirement obligations	4,618	511
Capital expenditures submitted for insurance reimbursement that were incurred by recognizing accounts payable	—	13,438

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NOTE 8 - RELATED PARTY TRANSACTIONS

During the year ended June 30, 2007, the Company received capital contributions of $88.1 million from its Parent which were used to fund a portion of the Castex acquisition.

The Company has no employees; instead it receives management services from Energy XXI Services, LLC (“Energy Services”), an affiliate of the Company.  Other services provided by Energy Services include legal, accounting, tax, corporate secretarial, human resources, employee benefit administration, office space and other furniture and equipment management, and other support services.  Cost of these services for the year ended June 30, 2007 was approximately $18.4 million, and is included in general and administrative expense.  Cost of these services from inception (February 7, 2006) through June 30, 2006 was approximately $2.3 million, and is included in general and administrative expense and in affiliate’s payable, in the accompanying consolidated statement of income and consolidated balance sheet, respectively.  As of June 30, 2006, approximately $11.7 million included in affiliates’ payable represents short-term working capital advances from the Parent and other affiliates.

NOTE 9 - HURRICANES KATRINA AND RITA

We acquired properties that were damaged by hurricanes Katrina and Rita. Our insurance coverage is an indemnity program that provides for reimbursement after funds are expended.

In January 2007, we reached a global settlement for $38.8 million with our insurance carrier. The entire amount has been received.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

Litigation:  We are involved in various legal proceedings and claims, which arise in the ordinary course of our business. We do not believe the ultimate resolution of any such actions will have a material affect on our financial position or results of operations.

Letters of Credit and Performance Bonds:  The Company had $5.5 million in letters of credit and $43.2 million of performance bonds outstanding as of June 30, 2007.

Drilling Rig Commitments:  The Company has entered into three drilling rig commitments ranging from 31 to 87 days, the latest commencing on June 30, 2007. Total commitments under these contracts to secure drilling rigs as of June 30, 2007 are approximately $8.9 million.

NOTE 11 - INCOME TAXES

The components of our income tax provision are as follows (in thousands):

	Year Ended June 30, 2007	Period from Inception February 7, 2006 Through June 30, 2006
Current	$(864)	$913
Deferred	15,818	814
Tax provision	$14,954	$1,727

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NOTE 11 - INCOME TAXES (Continued)

The following is a reconciliation of statutory income tax expense to our income tax provision (in thousands):

	Year Ended June 30, 2007	Period from Inception February 7, 2006 Through June 30, 2006
Income before income taxes	$42,313	$4,738
Statutory rate	35%	35%
Income tax expense computed at statutory rate	14,809	1,658
Reconciling items:
State income taxes, net of federal tax benefit	981	50
Other	(836)	19
Tax provision	$14,954	$1,727

Deferred income taxes primarily represent the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  The components of our deferred taxes are detailed in the table below (in thousands):

	June 30,
	2007	2006
Deferred tax assets:
Derivative instruments	$-	$2,519
Tax loss carryforwards	88,996	-
Oil and natural gas properties	-	1,310
Asset retirement obligation	26,540	258
Other	355	104
Total deferred tax assets	115,891	4,191

Deferred tax liabilities:
Property and equipment	8,340	2,411
Oil and gas properties	117,805	-
State tax obligation	4,260	-
Derivative instruments	-	143
Total deferred tax liabilities	130,405	2,554

Net deferred tax assets (liabilities)	$(14,514)	$1,637

Reflected in the accompanying balance sheet as:
Non-current deferred tax asset	$355	$1,780
Current deferred tax liability	(14,869)	(143)

At June 30, 2007, we have a federal tax loss carryforward of approximately $245.0 million and a state income tax loss carryforward of approximately $62.8 million, which will expire in various amounts beginning in 2022 and ending in 2027.

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NOTE 12 - CONCENTRATIONS OF CREDIT RISK

Major Customers:  We market substantially all of our oil and natural gas production from the properties we operate. We also market more than half of our oil and natural gas production from the fields we do not operate. The majority of our operated gas, oil and condensate production is sold to a variety of purchasers under short-term (less than 12 months) contracts at market-based prices. The following table identifies customers from whom we derived 10 percent or more our net oil and natural gas revenues during the year ended June 30, 2007 and during the period from inception (July 25, 2005) through June 30, 2006. Based on the availability of other customers, we do not believe the loss of any of these customers would have a significant effect on our operations or financial condition.

	Percent of Total Revenue
Customer	Year Ended June 30, 2007	Period from Inception February 7, 2006 Through June 30, 2006
Shell Trading Company	35%	—
Chevron, USA	—	57%
Louis Dreyfus Energy Services, LP	—	14%

Accounts Receivable:  Substantially all of our accounts receivable result from oil and natural gas sales and joint interest billings to third parties in the oil and gas industry. This concentration of customers and joint interest owners may impact our overall credit risk in that these entities may be similarly affected by changes in economic and other conditions. Based on the current demand for oil and natural gas, we do not expect that termination of sales to any of our current purchasers would have a material adverse effect on our ability to find replacement purchasers and to sell our production at favorable market prices.

Derivative Instruments:  Derivative instruments also expose us to credit risk in the event of nonperformance by counterparties. Generally, these contracts are with major investment grade financial institutions and other substantive counterparties. We believe that our credit risk related to the futures and swap contracts is no greater than the risk associated with the primary contracts and that the elimination of price risk through our hedging activities reduces volatility in our reported results of operations, financial position and cash flows from period to period and lowers our overall business risk.

Cash and Cash Equivalents:  We are subject to concentrations of credit risk with respect to our cash and cash equivalents, which we attempt to minimize by maintaining our cash and cash equivalents with major high credit quality financial institutions. At times cash balances may exceed limits federally insured by the Federal Deposit Insurance Corporation.

NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS

We include fair value information in the notes to the consolidated financial statements when the fair value of our financial instruments is different from the book value. We believe that the carrying value of our cash and cash equivalents, receivables, accounts payable, accrued liabilities and short-term and long-term debt, materially approximates fair value due to the short-term nature and the terms of these instruments.

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NOTE 14 - PREPAYMENTS AND ACCRUED LIABILITIES

Prepayments and accrued liabilities consist of the following (in thousands):

	June 30,
	2007	2006
Prepaid expenses and other current assets
Advances to joint interest partners and other	$15,678	$1,436
Insurance	—	7,695
Estimated federal tax payments	2,000	—
Total prepaid expenses and other current assets	$17,678	$9,131

Accrued liabilities
Asset retirement obligations-current	$12,465	$—
Interest	5,795	2,533
Due to Pogo for non-exercise of preferential rights	3,000	—
Other	3,631	3,160
Total accrued liabilities	$24,891	$5,693

NOTE 15 - SUBSEQUENT EVENT

In July 2007, we acquired a 49.5% limited partnership interest in the Castex Energy 2007, L.P. (the “Partnership”). The Partnership was formed on May 30, 2007 with Castex Energy, Inc. as general partner and Castex Energy 2005, L.P. as the limited partner. Revenue and expenses are allocated 1% to the general partner and 99% to the limited partners. The Partnership was formed to acquire certain onshore southern Louisiana assets from EPL of Louisiana, L.L.C. effective April 1, 2007 for consideration of $71.7 million.

The Partnership financed the acquisition with a $73 million credit agreement with Lehman Brothers Inc. acting as sole arranger and Lehman Commercial Paper Inc. as administrative agent. The credit agreement required the Partnership to enter into certain derivative transactions and under certain circumstances requires additional capital contributions by the partners of up to $15 million.

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NOTE 16 - SUPPLEMENTARY FINANCIAL INFORMATION - UNAUDITED

The supplementary data presented herein reflects information for all of our oil and gas producing activities. Costs incurred for oil and gas property acquisition, exploration and development activities follow (in thousands):

	Year Ended June 30, 2007	Period from Inception February 7, 2006 Through June 30, 2006
Oil and Gas Activities
Property acquisition
Proved	$632,707	$393,087
Unproved	134,340	50,840
Exploration costs	67,140	—
Development costs	362,219	18,002
Total costs incurred	1,196,406	461,929
Less acquisitions	(717,618)	(448,374)
Less asset retirement obligations and other-net	(49,454)	3,847
Capital expenditures	$429,334	$17,402

We excluded the following costs related to unproved property costs and major development projects from our amortization base (in thousands):

	June 30,
	2007	2006
Unproved properties	$243,981	$50,840
Wells in progress	7,185	—
	$251,166	$50,840

The costs related to unproved properties will be included in the amortization base when a determination is made related to the existence of proved reserves. The wells in progress will be transferred into the amortization base during fiscal 2008 when the results of the drilling activities are known.

Estimated Net Quantities of Oil and Natural Gas Reserves

The following estimates of the net proved oil and natural gas reserves of our and gas properties located entirely within the United States of America, are based on evaluations prepared by our engineers and third-party reservoir engineers. Reserves were estimated in accordance with guidelines established by the SEC and the Financial Accounting Standards Board (“FASB”), which require that reserve estimates be prepared under existing economic and operating conditions with no provisions for price and cost changes except by contractual arrangements. Reserve estimates are inherently imprecise and estimates of new discoveries are more imprecise that those of producing oil and gas properties. Accordingly, reserve estimates are expected to change as additional performance data becomes available.

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NOTE 16 - SUPPLEMENTARY FINANCIAL INFORMATION - UNAUDITED (Continued)

Estimated quantities of proved domestic oil and gas reserves and changes in quantities of proved developed and undeveloped reserves in thousands of barrels (“MBbls”) and thousands of cubic feet (“MMcf”) for each of the periods indicated were as follows:

	Crude Oil (MBbls)	Natural Gas (MMcf)	Total (MBOE)
Proved reserves at inception (February 7, 2006)	—	—	—
Production	(446)	(2,459)	(856)
Revisions of previous estimates	106	436	179
Purchases of minerals in place	14,160	66,674	25,272
Proved reserves at June 30, 2006	13,820	64,651	24,595
Production	(2,852)	(18,369)	(5,914)
Extensions and discoveries	4,726	37,235	10,932
Revisions of previous estimates	(523)	(16,233)	(3,229)
Sales of reserves	(224)	(991)	(389)
Purchases of minerals in place	15,393	85,539	29,650
Proved reserves at June 30, 2007	30,340	151,832	55,645

Proved developed reserves
June 30, 2006	8,922	42,246	15,963
June 30, 2007	20,978	96,751	37,103

Standardized Measure of Discounted Future Net Cash Flows

A summary of the standardized measure of discounted future net cash flows relating to proved crude oil and natural gas reserves is shown below. Future net cash flows are computed using year end commodity prices, costs and statutory tax rates (adjusted for tax credits and other items) that relate to our existing proved crude oil and natural gas reserves.

The standardized measure of discounted future net cash flows related to proved oil and gas reserves as of June 30, 2007 and 2006 are as follows (in thousands):

	June 30,
	2007	2006

Future cash inflows	$3,197,234	$1,356,910
Less related future
Production costs	531,253	321,502
Development costs	582,664	231,692
Income taxes	253,350	144,669
Future net cash flows	1,829,967	659,047
10% annual discount for estimated timing of cash flows	436,813	184,549
Standardized measure of discounted future net cash flows	$1,393,154	$474,498

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NOTE 16 - SUPPLEMENTARY FINANCIAL INFORMATION - UNAUDITED (Continued)

A summary of the changes in the standardized measure of discounted future net cash flows applicable to proved crude oil and natural gas reserves follows (in thousands):

	Year Ended June 30, 2007	Period from Inception February 7, 2006 Through June 30, 2006
Beginning of year/period	$474,498	$—
Revisions of previous estimates
Changes in prices and costs	119,317	(22,732)
Changes in quantities	(58,122)	19,294
Additions to proved reserves resulting from extensions, discoveries and improved recovery, less related costs	298,677	—
Purchases of reserves in place	859,709	620,040
Sales of reserves in place	(5,085)	—
Accretion of discount	57,868	—
Sales, net of production costs	(268,704)	(37,126)
Net change in income taxes	(88,656)	(103,941)
Changes in rate of production and other	3,652	(1,037)
Net change	918,656	474,498

End of year/period	$1,393,154	$474,498

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